EXHIBIT 10.1

SMART BALANCE, INC.

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is by and between Smart Balance, Inc. (“Smart Balance”) and Alan Gever (“Gever”).

WHEREAS Gever is currently employed by Smart Balance, and

WHEREAS Smart Balance and Gever acknowledge and agree to the following terms and conditions regarding the termination of Gever’s employment

NOW, THEREFORE, based on the foregoing and in consideration for the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Smart Balance and Gever agree as follows:

1.             Gever hereby acknowledges that his last day of work for Smart Balance is February 29, 2012 (“Separation Date”).

2.                   As further consideration for the Release and the Covenants set forth in Paragraph “4” below, and in full and complete satisfaction of all final payments due to Gever from Smart Balance, Smart Balance agrees to pay or provide Gever with the following payments and benefits:

(a)                 A payment of a total gross amount of $752,107.30, over twenty-two (22) months, (the “Severance Period”), to be paid in forty-four (44) equal installments of $17,093.35 on the 15th and last day of each month during the Severance Period beginning on March 15, 2012, and a onetime payment of $24,017.00 representing accrued but unused vacation, which payments shall be subject to tax withholding and other applicable deductions and for which a W-2 shall issue and subject to provision in (b) below;

(b)                 Continued health plan coverage for Gever and his qualified family members under COBRA at active employee rates, for 18 months commencing on the Separation Date or until Gever is covered by group health plan coverage through subsequent employment, whichever first occurs. If there is an increase in the rates for COBRA during the 18 months, the Corporation shall increase the semi-monthly payments contained in provision (a) above to equal the amount of such increase.

(c)                 Gever shall be eligible to receive any bonus accrued through December 31, 2011 and will be paid such bonus only if and when the Corporation awards bonuses to its active employees for the same period. The bonus payment shall be based on the “company bonus score” as determined by the Compensation Committee of the board of directors. Gever will not be eligible for any bonuses for calendar year 2012.

(d)                 Gever shall be entitled to exercise any options vested as of the Separation Date. All unvested options as of Separation Date will be forfeited. Gever shall have the right to exercise all vested options until ninety (90) days after the Separation Date.

(e)                 The payments and benefits set forth in this paragraph 2 are contingent upon Gever’s cooperation in the orderly transition of his job duties and otherwise cooperating with Smart Balance prior to and during the Severance Period provided such requests are not unreasonable. Should Gever fail or refuse to cooperate with Smart Balance prior to and during the Severance Period, Smart Balance reserves the right, after a thirty (30) day notice and cure period, in its sole discretion to terminate any and all remaining payments without limiting the effectiveness or enforceability of the Release contained in paragraph 4 of this Agreement.

(f)                  Gever also will be able to participate in Outplacement Services during the Severance Period at an outplacement service of his choosing at Smart Balance’s expense up to a maximum of $25,000.

3.                   Gever acknowledges that the payments to be made pursuant to this Agreement exceed those to which he would otherwise be entitled under the normal operation of any benefit plan, policy or procedure of Smart Balance or under any previous agreement (written or oral) between him and Smart Balance. Gever further acknowledges that the agreement by Smart Balance to provide such additional payments beyond his entitlement, if any, is conditioned upon his release of all claims against Smart Balance and his compliance with all the terms and conditions of this Agreement.

4.             (a) For and in consideration of the obligations assumed by Smart Balance in this Agreement, Gever, for himself and for his heirs, executors, administrators, successors and assigns (“Releasor”), hereby releases and discharges Smart Balance and its parents, subsidiaries and affiliates, and their respective employee benefit plans or funds, officers, directors, partners, employees, agents, trustees, administrators, predecessors, successors and assigns (the “Releasees”) from any and all claims, demands, causes of action, and liabilities of any kind (upon any legal or equitable theory, whether contractual, common law, statutory, federal, state, local or otherwise, and including but not limited to any claims for fees, costs, and disbursements of any kind), whether known or unknown, which Releasor now has, ever had, or hereafter may have, against the Releasees, whether acting as agents of Smart Balance or in their individual capacities, based on any act, omission, practice, conduct, event or other matter occurring up to and including the Effective Date of this Agreement (as defined in Paragraph “11” below).

(b) Without limiting the generality of the foregoing, Releasor releases and discharges Releasees from any and all claims arising out of Gever’s employment with Smart Balance, the termination of his employment as provided for in this Agreement and/or the events surrounding the circumstances relating to that termination, including but not limited to (i) any claim under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Older Workers Benefit Protection Act, the False Claims Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, and any other federal, state or local law or ordinance prohibiting employment discrimination; (ii) any claim for breach of contract (express or implied), wrongful discharge, defamation, emotional distress or compensatory or punitive damages; and (iii) any claim for attorney’s fees, costs, disbursements and the like.

(c) This Agreement replaces and supersedes Gever’s Change of Control Agreement, and that Change of Control Agreement is terminated as of the Effective Date of this Agreement.

(d) Gever represents and warrants that he has no knowledge of any work-related injury or illness incurred while working for Company, that he has not filed a claim or an application for benefits under the Workers’ Compensation Laws, that he does not contend that he has any such claim, and that he does not intend to make a claim or file an application for benefits.

(e) The sole matters to which the release and covenants in this Paragraph “4” do not apply are: (i) Gever’s rights under this Agreement; and (ii) Gever’s right to accrued vested benefits under and in accordance with the terms of any qualified plan of Smart Balance.

(f) Gever represents and agrees that he has not filed any claims, charges, complaints, lawsuits, arbitrations, or other proceedings against any of the Releasees in any administrative, judicial, arbitral, or other forum, including, but not limited to, any charges or complaints against any of the Releasees with any federal, state, or local agency charged with the enforcement of any law or any self regulatory organization. Pursuant to and as part of his release and discharge of the Releasees, as set forth herein, Gever agrees, not inconsistent with Equal Opportunity Employment Enforcement Guidance On Non-Waivable Employee Rights Under EEOC Enforced Statutes dated April 11, 1997, and to the fullest extent permitted by law, not to sue or file a charge, complaint, grievance, demand for arbitration or other proceeding against any of the Releasees in any forum or to act as a relator in any qui tam action or to assist or otherwise participate willingly or voluntarily in any claim, arbitration, suit, action, investigation, or other proceeding of any kind which relates to his prior employment with Smart Balance or Smart Balance predecessors or any matter that involves any of the Releasees and that occurred up to and including the date of Gever’s execution of this Agreement and Release, unless required to do so by court order, subpoena, or other effective directive by a court administrative agency, arbitration panel, or legislative body, or unless required to enforce this Agreement and Release. To the extent any such action may be brought by a third party, Gever expressly waives any claim to any form of monetary or other damages, or any other form of recovery in relief in connection with any such action. This Agreement and Release does not prevent Gever (or his attorneys) from commencing an action or proceeding to enforce this Agreement and Release.

(g) Gever acknowledges that all company equipment and property have been safely returned to the company. The Company has agreed that Gever can keep his laptop, ipad, cell phone and cell phone number. Prior to his Separation Date, Gever shall provide the Company access to his laptop and Blackberry to purge all Company data and information.

5.                   The making of this Agreement is not intended, and shall not be construed, as an admission that the Releasees have committed any wrong with respect to Gever.

6.                   This Agreement constitutes the complete agreement and understanding of the parties, supersedes any prior agreements or understandings of the parties (whether oral or written), and may be amended only in a writing signed by Gever and Smart Balance. Gever acknowledges that no representative of Smart Balance has made any representation or promise to him concerning the terms or conditions of this Agreement or his separation from employment with Smart Balance other than those expressly set forth in this Agreement.

7.                   (a) Confidentiality. The Company and Gever are parties to an Employee Invention Assignment and Confidentiality Agreement (the “Confidentiality Agreement”). The Company and Gever agree that the Confidentiality Agreement shall remain in full force and effect according to its terms notwithstanding the execution and entry into effect of this Agreement. In addition to the understandings and agreements contained in the Confidentiality Agreement, Gever agrees that he will not use any Confidential Information and Trade Secrets of the Company, as those terms are defined in the Confidentiality Agreement, in any manner adverse to the interest of the Company.

(b) Non-Disparagement. Gever agrees that he shall not disparage or criticize Smart Balance or its subsidiaries and affiliates, or issue any communication, written or otherwise, that reflects adversely on or encourages any adverse action against Smart Balance and its subsidiaries and affiliates, except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law. The Company, its agents and others under its control, agree that it will not disparage or criticize Gever.

8.             If any provision of the Agreement is held to be illegal, void or unenforceable, such provision shall be of no force or effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the legality or enforceability of any other provision of this Agreement; provided, however, that upon any finding by a court of competent jurisdiction that a release or waiver of claims or rights or a covenant provided for by Paragraph “4” above is illegal, void or unenforceable, Gever agrees, at Smart Balance’s request, promptly to execute a release, waiver and/or covenant that is legal and enforceable.

9.              Pursuant to Section 7(f)(2) of the Age Discrimination in Employment Act of 1967, as amended, Smart Balance hereby advises Gever that he should consult independent counsel before executing this Agreement; Gever acknowledges that he has been so advised. Smart Balance shall reimburse Gever for any attorneys’ fees (up to a maximum of $5,000) incurred in consulting with counsel regarding this Agreement. Gever further acknowledges that he has had an opportunity to consider this Agreement for at least forty five (45) days before signing it.

10.           Gever represents and warrants that he has carefully read this Agreement in its entirety, that he has had an adequate opportunity to consider it and to consult with any advisor of his choice about it, that he understands all its terms; that he voluntarily assents to all the terms and conditions contained herein; and that he is signing this Agreement voluntarily and of his own free will.

11.                This Agreement shall not become effective until the eighth day following the date on which Gever signs it (the “Effective Date”). Gever understands that he may at any time prior to that Effective Date revoke this Agreement by delivering written notice of revocation to Norman J. Matar, Executive Vice President & General Counsel.

12.                During the Severance Period, Gever recognizes and acknowledges that he is not eligible for employment with Smart Balance or any affiliated company (including any future affiliated companies), and therefore covenants that at no time will he knowingly seek employment or any other remunerative relationship with the foregoing. Gever further acknowledges and agrees that neither Smart Balance nor any of its affiliated companies have any obligation, now or in the future, to hire or employ Gever in any capacity. However, in the event that Gever is employed by a company that is acquired by or merged into Smart Balance or any other business, subsidiary or other company owned and/or operated by Smart Balance, he shall not be required to discontinue that employment.

13.                This Agreement has been negotiated and executed in the State of New Jersey and is to be performed in New Jersey. This Agreement has been governed by and interpreted in accordance with the State of New Jersey, including all matters of construction, validity, performance and enforcement without giving effect to principles of conflict of laws. Any dispute, action, litigation or other proceeding concerning this Agreement shall be instituted, maintained and decided in the State of New Jersey. Any application to a Court shall be filed under seal.

14.	In response to inquiries from prospective employers, Smart Balance shall only confirm Gever’s inclusive dates of employment, and last job title.

15.	This Agreement shall survive any change of control of the Company.

16.	If any clause of this Agreement should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this agreement.

17.	This Agreement shall survive Gever’s death or disability and in the event of death all payments shall be made to Gever’s heirs or estate. This Agreement shall be binding upon the Company’s successors and assigns. The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Section 409A or in compliance therewith, as applicable. All reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee. For purposes of Section 409A, Gever’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

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This agreement is made on the 20th day of January, 2012.

SMART BALANCE, INC.

/s/ Alan Gever	By: /s/ Stephen B. Hughes
ALAN GEVER

Name: Stephen B. Hughes
Title: CEO
Date: 1/20/12